Exhibit 23.01

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 33-71462, 333-05253, 333-15191, 333-61997, 333-33948, 333-59578, 333-86588 and 333-104660) of Occupational Health + Rehabilitation Inc of our report dated March 5, 2004, except for Note 10 as to which the date is March 30, 2004, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 5, 2004 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
March 30, 2004